                              CEDAR RIM APARTMENTS
                              7926 110TH AVENUE SE
                             NEW CASTLE, WASHINGTON

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 21, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:   CEDAR RIM APARTMENTS
      7926 110TH AVENUE SE
      NEW CASTLE, KING COUNTY, WASHINGTON

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 104 units with a total of 109,200 square feet of rentable area. The improvements were built in 1980. The improvements are situated on 4.37 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 74% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 21, 2003 is:

                                  ($6,800,000)

                        Respectfully submitted,
                        AMERICAN APPRAISAL ASSOCIATES, INC.

                        /s/ Douglas Needham
July 2, 2003            Douglas Needham, MAI
#053272                 Managing Principal, Real Estate Group
                        Washington State Certified General Real Estate Appraiser
                         #1101111

Report By:
Susan M. Kim

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary ......................................................    4
Introduction ...........................................................    9
Area Analysis ..........................................................   11
Market Analysis ........................................................   14
Site Analysis ..........................................................   16
Improvement Analysis ...................................................   16
Highest and Best Use ...................................................   17

                                    VALUATION

Valuation Procedure ....................................................   18
Sales Comparison Approach ..............................................   20
Income Capitalization Approach .........................................   26
Reconciliation and Conclusion ..........................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Cedar Rim Apartments
LOCATION:                       7926 110th Avenue SE
                                New Castle, Washington

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 21, 2003
DATE OF REPORT:                 July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                        4.37 acres, or 190,357 square feet
   Assessor Parcel No.:         3343300800
   Floodplain:                  Community Panel No. 53033C0675F (November 8,
                                1999)
                                Flood Zone X, an area outside the floodplain.
   Zoning:                      R-24 (Medium to High Density Apartment District)

BUILDING:
   No. of Units:                104 Units
   Total NRA:                   109,200 Square Feet
   Average Unit Size:           1,050 Square Feet
   Apartment Density:           23.8 units per acre
   Year Built:                  1980

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION
--------------------------------------------------------------------------
                              Market Rent
                 Square   --------------------     Monthly        Annual
Unit Type         Feet    Per Unit      Per SF     Income         Income
--------------------------------------------------------------------------
2Br/1Ba          1,050      $910        $0.87      $ 4,550      $   54,600
2Br/2Ba          1,050      $920        $0.88      $91,080      $1,092,960
                                        Total      $95,630      $1,147,560

OCCUPANCY:                      74%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  20 Years
REMAINING ECONOMIC LIFE:        25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                              SUBJECT PHOTOGRAPHS

           [PICTURE]                                        [PICTURE]

EXTERIOR - APARTMENT BUILDING                     EXTERIOR - APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON


                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
      As Vacant:                Hold for future multi-family development
      As Improved:              Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

       DIRECT CAPITALIZATION                      Amount                $/Unit
--------------------------------------      ------------------      --------------
Potential Rental Income                     $1,147,560              $11,034
Effective Gross Income                      $1,053,604              $10,131
Operating Expenses                          $479,496                $4,611              45.5% of EGI
Net Operating Income:                       $548,108                $5,270

Capitalization Rate                         8.00%
DIRECT CAPITALIZATION VALUE                 $6,600,000 *            $63,462 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                              10 years
2002 Economic Vacancy                       18%
Stabilized Vacancy & Collection Loss:       10%
Lease-up / Stabilization Period             24 months
Terminal Capitalization Rate                8.50%
Discount Rate                               10.50%
Selling Costs                               2.00%
Growth Rates:
    Income                                  3.00%
    Expenses:                               3.00%
DISCOUNTED CASH FLOW VALUE                  $6,900,000 *            $66,346 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $6,800,000              $65,385 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
    Range of Sales $/Unit (Unadjusted)      $63,162 to $96,500
    Range of Sales $/Unit (Adjusted)        $63,162 to $69,169
VALUE INDICATION - PRICE PER UNIT           $6,700,000 *            $64,423 / UNIT

EGIM ANALYSIS
    Range of EGIMs from Improved Sales      6.55 to 8.12
    Selected EGIM for Subject               6.65
    Subject's Projected EGI                 $1,053,604
EGIM ANALYSIS CONCLUSION                    $6,800,000 *            $65,385 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $6,600,000 *            $63,462 / UNIT

RECONCILED SALES COMPARISON VALUE           $6,700,000              $64,423 / UNIT

---------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                           $6,700,000
   NOI Per Unit                             $6,600,000
   EGIM Multiplier                          $6,800,000
INDICATED VALUE BY SALES COMPARISON         $6,700,000     $64,423 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:            $6,600,000
   Discounted Cash Flow Method:             $6,900,000
INDICATED VALUE BY THE INCOME APPROACH      $6,800,000     $65,385 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $6,800,000     $65,385 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7926 110th Avenue SE, New Castle, King County, Washington. New Castle identifies it as 3343300800.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Susan M. Kim on May 21, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. Susan M. Kim performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and Susan M. Kim have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 21, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:    6 to 12 months
    EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of New Castle, Washington. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - 116th Avenue SE
West  - Interstate 405
South - NE 31st Street
North - NE 48th Street

MAJOR EMPLOYERS

Major employers in the subject's area include Boeing, Microsoft, and other various high-tech and biotech firms. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                            NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              ------------------------------------------
         CATEGORY             1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS       MSA
--------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  5,736         66,165        209,673      2,480,018
5-Year Population                   6,135         69,675        221,146      2,656,373
% Change CY-5Y                        7.0%           5.3%           5.5%           7.1%
Annual Change CY-5Y                   1.4%           1.1%           1.1%           1.4%

HOUSEHOLDS
Current Households                  2,378         25,818         81,161        991,697
5-Year Projected Households         2,578         27,378         85,951      1,065,406
% Change CY - 5Y                      8.4%           6.0%           5.9%           7.4%
Annual Change CY-5Y                   1.7%           1.2%           1.2%           1.5%

INCOME TRENDS
Median Household Income        $   98,554     $   84,340     $   68,735     $   63,191
Per Capita Income              $   38,311     $   39,548     $   32,310     $   28,774
Average Household Income       $   94,553     $  101,321     $   83,324     $   71,954

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                              ----------------------------------------------
        CATEGORY              1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS      MSA
---------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting          18.90%            24.91%          31.73%        35.89%
5-Year Projected % Renting       19.80%            25.79%          31.81%        35.51%

% of Households Owning           78.44%            71.60%          63.73%        59.13%
5-Year Projected % Owning        77.67%            70.88%          63.89%        59.78%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Retail
South - Residential
East  - Residential
West  - I-405

CONCLUSIONS

The subject is well located within the city of New Castle. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                MARKET ANALYSIS

The subject property is located in the city of New Castle in King County. The overall pace of development in the subject's market is more or less stable. There is no new construction coming into the market. The overall economic downturn in the subject's market has limited new construction. The following table illustrates historical vacancy rates for the subject's market.

             HISTORICAL VACANCY RATE
-------------------------------------------------
Period              Region              Submarket
-------------------------------------------------
Sep-98               4.2%                 4.9%
Mar-99               3.7%                 4.0%
Sep-99               4.0%                 4.0%
Mar-00               3.7%                 4.2%
Sep-00               3.5%                 3.3%
Mar-01               4.2%                 4.8%
Sep-01               5.1%                 4.5%
Mar-02               8.2%                 6.7%
Sep-03               8.2%                 8.9%
Mar-03               7.5%                 8.4%

Source: Dupre & Scott Apartment Advisors

Occupancy trends in the subject's market are increasing. Historically speaking, the subject's submarket has underperformed the overall market. Since 2001, vacancy rates have increased due to the general slowing in the economy. Boeing has downsized their current operations and anticipates more lay-offs in 2003. However, market participants anticipate that occupancy levels will stabilize by the end of 2003.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

               HISTORICAL AVERAGE RENT
-----------------------------------------------------
Period    Region    % Change    Submarket    % Change
-----------------------------------------------------
Sep-98    $ 760         -        $   895         -
Mar-99    $ 769       1.2%       $   896       0.1%
Sep-99    $ 798       3.8%       $   954       6.5%
Mar-00    $ 812       1.8%       $   948      -0.6%
Sep-00    $ 852       4.9%       $ 1,002       5.7%
Mar-01    $ 855       0.4%       $   997      -0.5%
Sep-01    $ 884       3.4%       $ 1,012       1.5%
Mar-02    $ 881      -0.3%       $ 1,025       1.3%
Sep-02    $ 882       0.1%       $ 1,059       3.3%
Mar-03    $ 853      -3.3%       $   963      -9.1%

Source: Dupre & Scott Apartment Advisors

The following table illustrates a summary of the subject's competitive set.

                                    COMPETITIVE PROPERTIES
-----------------------------------------------------------------------------------------------
 No.            Property Name          Units    Ocpy.    Year Built      Proximity to subject
-----------------------------------------------------------------------------------------------
 R-1       Marina Landing               186      99%        1987       5-miles south of subject
 R-2       Newport Crossing             192      94%        1990       5 miles east of subject
 R-3       Lexington Heights            252      96%        1999       7 miles south of subject
 R-4       Pinnacle Lake Washington     180      99%        2002       Within 5-mile radius
Subject    Cedar Rim Apartments         104      74%        1980

Rental rates have decreased over the past year due to the general slowing of the economy. Concessions and move-in specials are common in the market. However, occupancy rates are beginning to stabilize and rents are beginning to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                     4.37 acres, or 190,357 square feet
Shape                         Generally rectangular
Topography                    Moderate slope
Utilities                     All necessary utilities are available to the site.
Soil Conditions               Stable
Easements Affecting Site      None other than typical utility easements
Overall Site Appeal           Good
Flood Zone:
  Community Panel             53033C0675F, dated November 8, 1999
  Flood Zone                  Zone X
Zoning                        R-24, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                 ASSESSED VALUE - 2002
                        --------------------------------------    TAX RATE /    PROPERTY
PARCEL NUMBER              LAND        BUILDING       TOTAL       MILL RATE      TAXES
----------------------------------------------------------------------------------------
3343300800              $1,560,000    $6,478,000    $8,038,000     0.01073      $ 86,223

IMPROVEMENT ANALYSIS

Year Built                    1980
Number of Units               104
Net Rentable Area             109,200 Square Feet
Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
Project Amenities             Amenities at the subject include a swimming pool,
                              spa/jacuzzi, and parking area.
Unit Amenities                Individual unit amenities include a balcony, and
                              washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

Unit Mix:

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                                Unit Area
Unit Type             Number of Units           (Sq. Ft.)
---------------------------------------------------------
2Br/1Ba                      5                    1,050
2Br/2Ba                     99                    1,050

Overall Condition             Average
Effective Age                 20 years
Economic Life                 45 years
Remaining Economic Life       25 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1980 and consist of a 104-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                    COMPARABLE                 COMPARABLE
        DESCRIPTION                       SUBJECT                     I - 1                       I - 2
-------------------------------------------------------------------------------------------------------------------
  Property Name                    Cedar Rim Apartments     Lake Fenwick Estates       Highland Green

LOCATION:
  Address                          7926 110th Avenue SE     24849 45th Avenue S        10105 SE 236th Street

  City, State                      New Castle, Washington   Kent, WA                   Kent, WA
  County                           King                     King                       King
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           109,200                  202,104                    90,539
  Year Built                       1980                     1988                       1991
  Number of Units                  104                      216                        96
  Unit Mix:                          Type           Total     Type         Total        Type              Total
                                   2Br/1Ba            5     1Br/1Ba          48        1Br/1Ba              6
                                   2Br/2Ba           99     2Br/2Ba         138        2Br/2Ba             84
                                                            3Br/2Ba          30        3Br/2Ba              6

  Average Unit Size (SF)           1,050                    936                        943
  Land Area (Acre)                 4.3700                   14.1300                    5.1000
  Density (Units/Acre)             23.8                     15.3                       18.8
  Parking Ratio (Spaces/Unit)      0.00                     Adequate                   1.96
  Parking Type (Gr., Cov., etc.)   Open                     Open, Covered              Open, Covered
CONDITION:                         Average                  Average                    Average
APPEAL:                            Average                  Average                    Average
AMENITIES:
  Pool/Spa                         Yes/Yes                  Yes/Yes                    Yes/No
  Gym Room                         No                       Yes
  Laundry Room                     No
  Secured Parking                  No                       No
  Sport Courts                     No                       No
  Washer/Dryer Connection          Yes

OCCUPANCY:                         74%                      92%                        90%
TRANSACTION DATA:
  Sale Date                                                 March, 2003                October, 2002
  Sale Price ($)                                            $13,643,016                $6,324,000
  Grantor                                                   D. Shafran Investments     Liberty Estates

  Grantee                                                   Meridian Ridge              N/A

  Sale Documentation                                        N/A                         N/A
  Verification                                              N/A                         N/A
  Telephone Number
ESTIMATED PRO-FORMA:                                        Total $     $/Unit  $/SF      Total $   $/Unit     $/SF
  Potential Gross Income                                    $1,949,429  $9,025  $9.65   $1,073,424  $11,182   $11.86
  Vacancy/Credit Loss                                       $  154,590  $  716  $0.76   $  107,342  $ 1,118   $ 1.19
  Effective Gross Income                                    $1,794,839  $8,309  $8.88   $  966,082  $10,063   $10.67
  Operating Expenses                                        $  775,444  $3,590  $3.84   $  393,600  $ 4,100   $ 4.35
  Net Operating Income                                      $1,019,395  $4,719  $5.04   $  572,482  $ 5,963   $ 6.32
NOTES:                                                      None                        None

  PRICE PER UNIT                                                   $63,162                      $65,875
  PRICE PER SQUARE FOOT                                            $ 67.50                      $ 69.85
  EXPENSE RATIO                                                       43.2%                        40.7%
  EGIM                                                                7.60                         6.55
  OVERALL CAP RATE                                                    7.47%                        9.05%
  Cap Rate based on Pro Forma or Actual Income?                 PRO FORMA                     PRO FORMA

                                                          COMPARABLE                     COMPARABLE
        DESCRIPTION                                          I - 3                          I - 4
-----------------------------------------------------------------------------------------------------------
  Property Name                                   The Overlook at Lakemont       Carlton Place

LOCATION:
  Address                                         5305 Laakemont Blvd Se         3615 147th Place NE

  City, State                                     Bellevue, WA                   Bellevue, WA
  County                                          King                           King
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                          446,923                        170,706
  Year Built                                      1992                           1977
  Number of Units                                 400                            209
  Unit Mix:                                         Type             Total         Type            Total
                                                  1Br/1Ba              65        Studio               1
                                                  2Br/2Ba             234        1Br/1Ba            138
                                                  3Br/2Ba             101        2Br/2Ba             70

  Average Unit Size (SF)                          1,117                          817
  Land Area (Acre)                                27.5800                        9.4800
  Density (Units/Acre)                            14.5                           22.0
  Parking Ratio (Spaces/Unit)                     2.08                           2.57
  Parking Type (Gr., Cov., etc.)                  Garage, Open, Covered          Open, Covered
CONDITION:                                        Good                           Average
APPEAL:                                           Good                           Average
AMENITIES:
  Pool/Spa                                        Yes/Yes                        Yes/Yes
  Gym Room                                        Yes                            Yes
  Laundry Room
  Secured Parking                                 Yes
  Sport Courts                                    Yes
  Washer/Dryer Connection

OCCUPANCY:                                        95%                            95%
TRANSACTION DATA:
  Sale Date                                       July, 2002                     May, 2002
  Sale Price ($)                                  $38,600,000                    $17,075,000
  Grantor                                         Trammel Crow Residential       Calrton Place Associates

  Grantee                                         Drever Multifamily             Carton-Bellevue
                                                  Opportunity
  Sale Documentation                              N/A                            N/A
  Verification                                    N/A                            N/A
  Telephone Number
ESTIMATED PRO-FORMA:                                Total $   $/Unit   $/SF       Total $    $/Unit    $/SF
  Potential Gross Income                          $5,638,748  $14,097  $12.62    $2,213,760  $10,592  $12.97
  Vacancy/Credit Loss                             $  281,937  $   705  $ 0.63    $  110,688  $   530  $ 0.65
  Effective Gross Income                          $5,356,811  $13,392  $11.99    $2,103,072  $10,063  $12.32
  Operating Expenses                              $1,671,301  $ 4,178  $ 3.74    $  731,500  $ 3,500  $ 4.29
  Net Operating Income                            $3,685,510  $ 9,214  $ 8.25    $1,371,572  $ 6,563  $ 8.03
NOTES:                                            None                            None

  PRICE PER UNIT                                            $96,500                       $81,699
  PRICE PER SQUARE FOOT                                     $ 86.37                       $100.03
  EXPENSE RATIO                                                31.2%                         34.8%
  EGIM                                                         7.21                          8.12
  OVERALL CAP RATE                                             9.55%                         8.03%
  Cap Rate based on Pro Forma or Actual Income?           PRO FORMA                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $63,162 to $96,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $63,162 to $69,169 per unit with a mean or average adjusted price of $66,705 per unit. The median adjusted price is $67,244 per unit. Based on the following analysis, we have concluded to a value of $66,000 per unit, which results in an "as is" value of $6,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

SALES ADJUSTMENT GRID

                                                                     COMPARABLE                COMPARABLE
            DESCRIPTION                      SUBJECT                    I - 1                    I - 2
---------------------------------------------------------------------------------------------------------------
  Property Name                       Cedar Rim Apartments     Lake Fenwick Estates      Highland Green

  Address                             7926 110th Avenue SE     24849 45th Avenue S       10105 SE 236th Street

  City                                New Castle, Washington   Kent, WA                  Kent, WA
  Sale Date                                                    March, 2003               October, 2002
  Sale Price ($)                                               $13,643,016               $6,324,000
  Net Rentable Area (SF)              109,200                  202,104                   90,539
  Number of Units                     104                      216                       96
  Price Per Unit                                               $63,162                   $65,875
  Year Built                          1980                     1988                      1991
  Land Area (Acre)                    4.3700                   14.1300                   5.1000
VALUE ADJUSTMENTS                          DESCRIPTION            DESCRIPTION     ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate        Fee Simple Estate   0%    Fee Simple Estate  0%
  Financing                                                    Cash To Seller      0%    Cash To Seller     0%
  Conditions of Sale                                           Arm's Length        0%    Arm's Length       0%
  Date of Sale (Time)                                          03-2003             0%    10-2002            0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                    $63,162                  $65,875
  Location                                                     Inferior           10%    Inferior          10%
  Number of Units                     104                      216                 5%    96                 0%
  Quality / Appeal                    Average                  Superior           -5%    Inferior           5%
  Age / Condition                     1980                     1988 / Average     -5%    1991 / Average    -5%
  Occupancy at Sale                   74%                      92%                -5%    90%               -5%
  Amenities                           Average                  Superior           -5%    Superior          -5%
  Average Unit Size (SF)              1,050                    936                 5%    943                5%
PHYSICAL ADJUSTMENT                                                                0%                       5%
FINAL ADJUSTED VALUE ($/UNIT)                                          $63,162                  $69,169

                                             COMPARABLE               COMPARABLE
            DESCRIPTION                         I - 3                    I - 4
---------------------------------------------------------------------------------------
  Property Name                       The Overlook at Lakemont  Carlton Place

  Address                             5305 Laakemont Blvd Se    3615 147th Place NE

  City                                Bellevue, WA              Bellevue, WA
  Sale Date                           July, 2002                May, 2002
  Sale Price ($)                      $38,600,000               $17,075,000
  Net Rentable Area (SF)              446,923                   170,706
  Number of Units                     400                       209
  Price Per Unit                      $96,500                   $81,699
  Year Built                          1992                      1977
  Land Area (Acre)                    27.5800                   9.4800
VALUE ADJUSTMENTS                         DESCRIPTION     ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate    0%   Fee Simple Estate   0%
  Financing                           Cash To Seller       0%   Cash To Seller      0%
  Conditions of Sale                  Arm's Length         0%   Arm's Length        0%
  Date of Sale (Time)                 07-2002              5%   05-2002             5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $101,325                 $85,783
  Location                            Superior           -10%   Superior          -10%
  Number of Units                     400                 10%   209                 5%
  Quality / Appeal                    Superior           -10%   Superior           -5%
  Age / Condition                     1992 / Good         -5%   1977 /Average       0%
  Occupancy at Sale                   95%                -10%   95%               -10%
  Amenities                           Superior           -10%   Superior           -5%
  Average Unit Size (SF)              1,117                0%   817                 5%
PHYSICAL ADJUSTMENT                                      -35%                     -20%
FINAL ADJUSTED VALUE ($/UNIT)                 $65,861                 $68,627

SUMMARY

VALUE RANGE (PER UNIT)        $63,162     TO      $69,169
MEAN (PER UNIT)               $66,705
MEDIAN (PER UNIT)             $67,244
VALUE CONCLUSION (PER UNIT)   $66,000

VALUE OF IMPROVEMENT & MAIN SITE                $6,864,000
  LESS: LEASE-UP COST                          -$  181,000
  PV OF CONCESSIONS                            -$   29,000
VALUE INDICATED BY SALES COMPARISON APPROACH    $6,654,000
ROUNDED                                         $6,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                             NOI PER UNIT COMPARISON

COMPARABLE   NO. OF   SALE PRICE               NOI/       SUBJECT NOI     ADJUSTMENT   INDICATED
    NO.      UNITS    PRICE/UNIT     OAR     NOI/UNIT    SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
-------------------------------------------------------------------------------------------------
   I-1        216     $13,643,016   7.47%   $1,019,395      $548,108         1.117      $70,534
                      $    63,162           $    4,719      $  5,270
   I-2         96     $ 6,324,000   9.05%   $  572,482      $548,108         0.884      $58,219
                      $    65,875           $    5,963      $  5,270
   I-3        400     $38,600,000   9.55%   $3,685,510      $548,108         0.572      $55,198
                      $    96,500           $    9,214      $  5,270
   I-4        209     $17,075,000   8.03%   $1,371,572      $548,108         0.803      $65,611
                      $    81,699           $    6,563      $  5,270

                    PRICE/UNIT
-------------------------------------------------
Low                High      Average      Median
-------          -------     -------      -------
$55,198          $70,534     $62,390      $61,915

   VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
------------------------------------------------------
Estimated Price Per Unit                    $   65,000
Number of Units                                    104

Value                                       $6,760,000
  Less: Lease-Up Cost                      -$  181,000
  PV of Concessions                        -$   29,000
                                            ----------
Value Based on NOI Analysis                 $6,550,000
                                Rounded     $6,600,000






The adjusted sales indicate a range of value between $55,198 and $70,534 per unit, with an average of $62,390 per unit. Based on the subject's competitive position within the improved sales, a value of $65,000 per unit is estimated. This indicates an "as is" market value of $6,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE   NO. OF   SALE PRICE      EFFECTIVE    OPERATING                 SUBJECT
    NO.      UNITS    PRICE/UNIT    GROSS INCOME    EXPENSE       OER     PROJECTED OER    EGIM
-----------------------------------------------------------------------------------------------
   I-1        216     $13,643,016    $1,794,839    $  775,444    43.20%                    7.60
                      $    63,162
   I-2         96     $ 6,324,000    $  966,082    $  393,600    40.74%                    6.55
                      $    65,875                                             45.51%
   I-3        400     $38,600,000    $5,356,811    $1,671,301    31.20%                    7.21
                      $    96,500
   I-4        209     $17,075,000    $2,103,072    $  731,500    34.78%                    8.12
                      $    81,699

                    EGIM
-------------------------------------------------
Low          High         Average          Median
----         ----         -------          ------
6.55         8.12         7.37             7.40

  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
------------------------------------------------------
Estimate EGIM                                     6.65
Subject EGI                                 $1,053,604

Value                                       $7,006,467
  Less: Lease-Up Cost                      -$  181,000
  PV of Concessions                        -$   29,000
                                           -----------
Value Based on EGIM Analysis                $6,796,467
                                 Rounded    $6,800,000

                Value Per Unit              $   65,385



There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.51% before reserves. The comparable sales indicate a range of expense ratios from 31.20% to 43.20%, while their EGIMs range from 6.55 to 8.12. Overall, we conclude to an EGIM of 6.65, which results in an "as is" value estimate in the EGIM Analysis of $6,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,700,000.

Price Per Unit                                           $6,700,000
NOI Per Unit                                             $6,600,000
EGIM Analysis                                            $6,800,000

Sales Comparison Conclusion                              $6,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CEDAR RIM APARTMENTS, NEW CASTLE,
WASHINGTON

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CEDAR RIM APARTMENTS, NEW CASTLE,
WASHINGTON

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                               Average
                      Unit Area           ------------------
Unit Type             (Sq. Ft.)           Per Unit    Per SF      %Occupied
----------------------------------------------------------------------------
2Br/1Ba                 1050                $949       $0.90        80.0%
2Br/2Ba                 1050                $936       $0.89        73.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CEDAR RIM APARTMENTS, NEW CASTLE,
WASHINGTON

                                 RENT ANALYSIS

                                                                     COMPARABLE RENTS
                                                         -----------------------------------------
                                                           R-1       R-2        R-3        R-4
                                                         -----------------------------------------
                                                                                         Pinnacle
                                                          Marina    Newport  Lexington     Lake
                                                         Landing   Crossing  Heights    Washington
                                                         -----------------------------------------
                                                                   COMPARISON TO SUBJECT
                                       SUBJECT  SUBJECT  -----------------------------------------
                         SUBJECT UNIT  ACTUAL   ASKING   Slightly  Slightly
   DESCRIPTION               TYPE       RENT     RENT    Superior  Superior  Superior    Superior    MIN    MAX    MEDIAN  AVERAGE
----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent             2Br/1Ba        $  949  $  949    $ 915     $ 925     $1,025                $ 915  $1,025  $  925  $  955
Unit Area (SF)                           1,050   1,050      889       913        926                  889     926     913     909
Monthly Rent Per Sq. Ft.                $ 0.90  $ 0.90    $1.03     $1.01     $ 1.11                $1.01  $ 1.11  $ 1.03  $ 1.05

Monthly Rent             2Br/2Ba        $  936  $  949    $ 935     $ 907     $1,110      $1,182    $ 907  $1,182  $1,023  $1,033
Unit Area (SF)                           1,050   1,050      975       933        990       1,220      933   1,220     983   1,030
Monthly Rent Per Sq. Ft.                $ 0.89  $ 0.90    $0.96     $0.97     $ 1.12      $ 0.97    $0.96  $ 1.12  $ 0.97  $ 1.01

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                                Unit Area    ------------------    Monthly      Annual
Unit Type    Number of Units    (Sq. Ft.)    Per Unit    Per SF    Income       Income
----------------------------------------------------------------------------------------
2Br/1Ba             5             1,050        $910      $0.87     $ 4,550    $   54,600
2Br/2Ba            99             1,050        $920      $0.88     $91,080    $1,092,960
                                                         Total     $95,630    $1,147,560

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
CEDAR RIM APARTMENTS, NEW CASTLE,
WASHINGTON

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000       FISCAL YEAR 2001       FISCAL YEAR 2002        FISCAL YEAR 2003
                            ---------------------  ---------------------  ---------------------  ---------------------
                                    ACTUAL                 ACTUAL                ACTUAL            MANAGEMENT BUDGET
                            ---------------------  ---------------------  ---------------------  ---------------------
       DESCRIPTION             TOTAL     PER UNIT    TOTAL      PER UNIT    TOTAL      PER UNIT     TOTAL     PER UNIT
----------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,187,319   $11,417   $1,239,745   $11,921   $1,149,321   $11,051   $1,150,000   $11,058

  Vacancy                   $   83,368   $   802   $  122,709   $ 1,180   $  147,986   $ 1,423   $   80,000   $   769
  Credit Loss/Concessions   $    3,519   $    34   $   54,527   $   524   $   62,445   $   600   $   44,500   $   428
    Subtotal                $   86,887   $   835   $  177,236   $ 1,704   $  210,431   $ 2,023   $  124,500   $ 1,197

  Laundry Income            $        0   $     0   $        0   $     0   $        0   $     0   $    1,020   $    10
  Garage Revenue            $        0   $     0   $        0   $     0   $        0   $     0   $        0   $     0
  Other Misc. Revenue       $   24,906   $   239   $   59,640   $   573   $   22,978   $   221   $   16,248   $   156
    Subtotal Other Income   $   24,906   $   239   $   59,640   $   573   $   22,978   $   221   $   17,268   $   166

Effective Gross Income      $1,125,338   $10,821   $1,122,149   $10,790   $  961,868   $ 9,249   $1,042,768   $10,027

Operating Expenses
  Taxes                     $   81,834   $   787   $   95,611   $   919   $   92,400   $   888   $   96,264   $   926
  Insurance                 $   13,726   $   132   $   15,647   $   150   $   18,573   $   179   $   20,846   $   200
  Utilities                 $   73,282   $   705   $   75,161   $   723   $   96,121   $   924   $   88,800   $   854
  Repair & Maintenance      $   13,382   $   129   $   19,607   $   189   $   18,263   $   176   $   17,300   $   166
  Cleaning                  $   17,306   $   166   $   21,643   $   208   $   29,050   $   279   $   28,000   $   269
  Landscaping               $   32,474   $   312   $   37,058   $   356   $   46,199   $   444   $   41,000   $   394
  Security                  $        0   $     0   $        0   $     0   $        0   $     0   $        0   $     0
  Marketing & Leasing       $   16,498   $   159   $   18,726   $   180   $   25,964   $   250   $   23,400   $   225
  General Administrative    $   94,129   $   905   $  123,120   $ 1,184   $  105,303   $ 1,013   $  102,428   $   985
  Management                $   57,253   $   551   $   59,196   $   569   $   55,463   $   533   $   53,841   $   518
  Miscellaneous             $        0   $     0   $        0   $     0   $        0   $     0   $        0   $     0
Total Operating Expenses    $  399,884   $ 3,845   $  465,769   $ 4,479   $  487,336   $ 4,686   $  471,879   $ 4,537

  Reserves                  $        0   $     0   $        0   $     0   $        0   $     0   $        0   $     0
Net Income                  $  725,454   $ 6,976   $  656,380   $ 6,311   $  474,532   $ 4,563   $  570,889   $ 5,489

                                ANNUALIZED 2003
                             ---------------------
                                   PROJECTION               AAA PROJECTION
                             ---------------------  ----------------------------
       DESCRIPTION             TOTAL      PER UNIT    TOTAL      PER UNIT    %
--------------------------------------------------------------------------------
Revenues
  Rental Income              $1,147,980    $11,038   $1,147,560   $11,034   100.0%

  Vacancy                    $  326,968    $ 3,144   $   91,805   $   883     8.0%
  Credit Loss/Concessions    $   11,480    $   110   $   22,951   $   221     2.0%
    Subtotal                 $  338,448    $ 3,254   $  114,756   $ 1,103    10.0%

  Laundry Income             $        0    $     0   $        0   $     0     0.0%
  Garage Revenue             $        0    $     0   $        0   $     0     0.0%
  Other Misc. Revenue       ($    5,428)  -$    52   $   20,800   $   200     1.8%
    Subtotal Other Income   ($    5,428)  -$    52   $   20,800   $   200     1.8%

Effective Gross Income       $  804,104    $ 7,732   $1,053,604   $10,131   100.0%

Operating Expenses
  Taxes                      $   98,956    $   952   $   86,216   $   829     8.2%
  Insurance                  $   19,820    $   191   $   20,800   $   200     2.0%
  Utilities                  $  163,480    $ 1,572   $  104,000   $ 1,000     9.9%
  Repair & Maintenance       $    2,144    $    21   $   18,200   $   175     1.7%
  Cleaning                   $   12,340    $   119   $   28,600   $   275     2.7%
  Landscaping                $   19,968    $   192   $   41,600   $   400     3.9%
  Security                   $        0    $     0   $        0   $     0     0.0%
  Marketing & Leasing        $   14,308    $   138   $   23,400   $   225     2.2%
  General Administrative     $   50,980    $   490   $  104,000   $ 1,000     9.9%
  Management                 $   29,420    $   283   $   52,680   $   507     5.0%
  Miscellaneous              $        0    $     0   $        0   $     0     0.0%
Total Operating Expenses     $  411,416    $ 3,956   $  479,496   $ 4,611    45.5%

  Reserves                   $        0    $     0   $   26,000   $   250     5.4%
Net Income                   $  392,688    $ 3,776   $  548,108   $ 5,270    52.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CEDAR RIM APARTMENTS, NEW CASTLE,
WASHINGTON

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
            -----------------------------------------------
                   GOING-IN                 TERMINAL
            ----------------------   ----------------------
             LOW             HIGH     LOW             HIGH
            -----------------------------------------------
RANGE       6.00%           10.00%   7.00%           10.00%
AVERAGE             8.14%                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CEDAR RIM APARTMENTS, NEW CASTLE,
WASHINGTON

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE    OCCUP.      PRICE/UNIT        OAR
----------------------------------------------------------
   I-1       Mar-03      92%         $63,162         7.47%
   I-2       Oct-02      90%         $65,875         9.05%
   I-3       Jul-02      95%         $96,500         9.55%
   I-4       May-02      95%         $81,699         8.03%
   I-5       Jan-00       0%                          N/A
                                        High         9.55%
                                         Low         7.47%
                                     Average         8.53%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $6,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
CEDAR RIM APARTMENTS, NEW CASTLE,
WASHINGTON

approximately 45% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

DISCOUNTED CASH FLOW ANALYSIS

                              CEDAR RIM APARTMENTS

               YEAR                          APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
            FISCAL YEAR                         1              2              3              4              5              6
            -----------                    ------------   ------------   ------------   ------------   ------------   ------------
REVENUE
   Base Rent                               $  1,147,560   $  1,181,987   $  1,217,446   $  1,253,970   $  1,291,589   $  1,330,337

   Vacancy                                 $    250,689   $    152,058   $     97,396   $    100,318   $    103,327   $    106,427
   Credit Loss                             $     22,951   $     23,640   $     24,349   $     25,079   $     25,832   $     26,607
   Concessions                             $     16,848   $     16,848   $          0   $          0   $          0   $          0
                                           ------------   ------------   ------------   ------------   ------------   ------------
      Subtotal                             $    290,488   $    192,546   $    121,745   $    125,397   $    129,159   $    133,034

   Laundry Income                          $          0   $          0   $          0   $          0   $          0   $          0
   Garage Revenue                          $          0   $          0   $          0   $          0   $          0   $          0
   Other Misc. Revenue                     $     20,800   $     21,424   $     22,067   $     22,729   $     23,411   $     24,113
                                           ------------   ------------   ------------   ------------   ------------   ------------
      Subtotal Other Income                $     20,800   $     21,424   $     22,067   $     22,729   $     23,411   $     24,113

                                           ------------   ------------   ------------   ------------   ------------   ------------
EFFECTIVE GROSS INCOME                     $    877,872   $  1,010,865   $  1,117,768   $  1,151,302   $  1,185,841   $  1,221,416

OPERATING EXPENSES:
   Taxes                                   $     86,216   $     88,802   $     91,467   $     94,211   $     97,037   $     99,948
   Insurance                               $     20,800   $     21,424   $     22,067   $     22,729   $     23,411   $     24,113
   Utilities                               $    104,000   $    107,120   $    110,334   $    113,644   $    117,053   $    120,565
   Repair & Maintenance                    $     18,200   $     18,746   $     19,308   $     19,888   $     20,484   $     21,099
   Cleaning                                $     28,600   $     29,458   $     30,342   $     31,252   $     32,190   $     33,155
   Landscaping                             $     41,600   $     42,848   $     44,133   $     45,457   $     46,821   $     48,226
   Security                                $          0   $          0   $          0   $          0   $          0   $          0
   Marketing & Leasing                     $     23,400   $     24,102   $     24,825   $     25,570   $     26,337   $     27,127
   General Administrative                  $    104,000   $    107,120   $    110,334   $    113,644   $    117,053   $    120,565
   Management                              $     43,894   $     50,543   $     55,888   $     57,565   $     59,292   $     61,071
   Miscellaneous                           $          0   $          0   $          0   $          0   $          0   $          0

                                           ------------   ------------   ------------   ------------   ------------   ------------
TOTAL OPERATING EXPENSES                   $    470,710   $    490,164   $    508,698   $    523,958   $    539,677   $    555,868

   Reserves                                $     26,000   $     26,780   $     27,583   $     28,411   $     29,263   $     30,141

                                           ------------   ------------   ------------   ------------   ------------   ------------
NET OPERATING INCOME                       $    381,162   $    493,921   $    581,488   $    598,932   $    616,900   $    635,407

                                           ============   ============   ============   ============   ============   ============

   Operating Expense Ratio (% of EGI)              53.6%          48.5%          45.5%          45.5%          45.5%          45.5%
   Operating Expense Per Unit              $      4,526   $      4,713   $      4,891   $      5,038   $      5,189   $      5,345
                                           ============   ============   ============   ============   ============   ============

               YEAR                          APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
            FISCAL YEAR                         7              8              9              10             11
            -----------                    ------------   ------------   ------------   ------------   ------------
REVENUE
   Base Rent                               $  1,370,247   $  1,411,354   $  1,453,695   $  1,497,306   $  1,542,225

   Vacancy                                 $    109,620   $    112,908   $    116,296   $    119,784   $    123,378
   Credit Loss                             $     27,405   $     28,227   $     29,074   $     29,946   $     30,844
   Concessions                             $          0   $          0   $          0   $          0   $          0
                                           ------------   ------------   ------------   ------------   ------------
      Subtotal                             $    137,025   $    141,135   $    145,369   $    149,731   $    154,222

   Laundry Income                          $          0   $          0   $          0   $          0   $          0
   Garage Revenue                          $          0   $          0   $          0   $          0   $          0
   Other Misc. Revenue                     $     24,836   $     25,581   $     26,349   $     27,139   $     27,953
                                           ------------   ------------   ------------   ------------   ------------
      Subtotal Other Income                $     24,836   $     25,581   $     26,349   $     27,139   $     27,953

                                           ------------   ------------   ------------   ------------   ------------
EFFECTIVE GROSS INCOME                     $  1,258,058   $  1,295,800   $  1,334,674   $  1,374,714   $  1,415,956

OPERATING EXPENSES:
   Taxes                                   $    102,946   $    106,035   $    109,216   $    112,492   $    115,867
   Insurance                               $     24,836   $     25,581   $     26,349   $     27,139   $     27,953
   Utilities                               $    124,181   $    127,907   $    131,744   $    135,696   $    139,767
   Repair & Maintenance                    $     21,732   $     22,384   $     23,055   $     23,747   $     24,459
   Cleaning                                $     34,150   $     35,174   $     36,230   $     37,317   $     38,436
   Landscaping                             $     49,673   $     51,163   $     52,698   $     54,279   $     55,907
   Security                                $          0   $          0   $          0   $          0   $          0
   Marketing & Leasing                     $     27,941   $     28,779   $     29,642   $     30,532   $     31,448
   General Administrative                  $    124,181   $    127,907   $    131,744   $    135,696   $    139,767
   Management                              $     62,903   $     64,790   $     66,734   $     68,736   $     70,798
   Miscellaneous                           $          0   $          0   $          0   $          0   $          0

                                           ------------   ------------   ------------   ------------   ------------
TOTAL OPERATING EXPENSES                   $    572,544   $    589,720   $    607,411   $    625,634   $    644,403

   Reserves                                $     31,045   $     31,977   $     32,936   $     33,924   $     34,942

                                           ------------   ------------   ------------   ------------   ------------
NET OPERATING INCOME                       $    654,469   $    674,103   $    694,327   $    715,156   $    736,611

                                           ============   ============   ============   ============   ============

   Operating Expense Ratio (% of EGI)              45.5%          45.5%          45.5%          45.5%          45.5%
   Operating Expense Per Unit              $      5,505   $      5,670   $      5,840   $      6,016   $      6,196
                                           ============   ============   ============   ============   ============

                                                              Gross Residual Sale Price  $8,666,012  Deferred Maintenance $        0
Estimated Stabilized NOI $548,108  Sales Expense Rate  2.00%    Less: Sales Expense      $  173,320  Add: Excess Land     $        0
                                                                                         ----------
Months to Stabilized           24  Discount Rate      10.50%  Net Residual Sale Price    $8,492,692  Other Adjustments    $        0
                                                                                                                          ----------
Stabilized Occupancy         92.0% Terminal Cap Rate   8.50%  PV of Reversion            $3,129,123  Value Indicated By
                                                              Add: NPV of NOI            $3,726,078    "DCF"              $6,855,201
                                                                                         ----------
                                                              PV Total                   $6,855,201              Rounded  $6,900,000

                         "DCF" VALUE SENSITIVITY TABLE

                                                        DISCOUNT RATE
                          -------------------------------------------------------------------------
   TOTAL VALUE              10.00%          10.25%          10.50%          10.75%         11.00%
-----------------         ----------      ----------      ----------      ----------     ----------
TERMINAL CAP RATE
      8.00%               $7,300,015      $7,173,988      $7,050,771      $6,930,291     $6,812,480
      8.25%               $7,194,593      $7,070,932      $6,950,023      $6,831,794     $6,716,179
      8.50%               $7,095,371      $6,973,938      $6,855,201      $6,739,091     $6,625,543
      8.75%               $7,001,820      $6,882,486      $6,765,797      $6,651,686     $6,540,086
      9.00%               $6,913,466      $6,796,115      $6,681,361      $6,569,136     $6,459,377

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

INCOME LOSS DURING LEASE-UP

The subject is currently 74% occupied, below our stabilized occupancy projection. We have estimated a 24-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $181,000 as shown in the following table.

         DESCRIPTION                             YEAR 1               YEAR 2
         -----------                             ------               ------
"As Is" Net Operating Income                    $381,162             $493,921
Stabilized Net Operating Income                 $532,102             $548,545

                                                --------             --------
Difference                                      $150,940             $ 54,624

PV of Income Loss During Lease-Up               $181,334
                                                --------
                             Rounded            $181,000
                                                ========

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $29,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                              CEDAR RIM APARTMENTS

                                                                        TOTAL        PER SQ. FT.    PER UNIT      %OF EGI
                                                                        -----        -----------    --------      -------
REVENUE
   Base Rent                                                          $1,147,560       $10.51        $11,034

   Less: Vacancy & Collection Loss                    10.00%          $  114,756       $ 1.05        $ 1,103

   Plus: Other Income
      Laundry Income                                                  $        0       $ 0.00        $     0        0.00%
      Garage Revenue                                                  $        0       $ 0.00        $     0        0.00%
      Other Misc. Revenue                                             $   20,800       $ 0.19        $   200        1.97%
                                                                      ----------       ------        -------       -----
         Subtotal Other Income                                        $   20,800       $ 0.19        $   200        1.97%

EFFECTIVE GROSS INCOME                                                $1,053,604       $ 9.65        $10,131

OPERATING EXPENSES:
   Taxes                                                              $   86,216       $ 0.79        $   829        8.18%
   Insurance                                                          $   20,800       $ 0.19        $   200        1.97%
   Utilities                                                          $  104,000       $ 0.95        $ 1,000        9.87%
   Repair & Maintenance                                               $   18,200       $ 0.17        $   175        1.73%
   Cleaning                                                           $   28,600       $ 0.26        $   275        2.71%
   Landscaping                                                        $   41,600       $ 0.38        $   400        3.95%
   Security                                                           $        0       $ 0.00        $     0        0.00%
   Marketing & Leasing                                                $   23,400       $ 0.21        $   225        2.22%
   General Administrative                                             $  104,000       $ 0.95        $ 1,000        9.87%
   Management                                          5.00%          $   52,680       $ 0.48        $   507        5.00%
   Miscellaneous                                                      $        0       $ 0.00        $     0        0.00%

TOTAL OPERATING EXPENSES                                              $  479,496       $ 4.39        $ 4,611       45.51%

   Reserves                                                           $   26,000       $ 0.24        $   250        2.47%

                                                                      ----------       ------        -------       -----
NET OPERATING INCOME                                                  $  548,108       $ 5.02        $ 5,270       52.02%
                                                                      ==========       ======        =======       =====
   "GOING IN" CAPITALIZATION RATE                                           8.00%

   VALUE INDICATION                                                   $6,851,348       $62.74        $65,878

   LESS: LEASE-UP COST                                               ($  181,000)
   PV OF CONCESSIONS                                                 ($   29,000)

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                                $6,641,348

                                          ROUNDED                     $6,600,000       $60.44        $63,462
                                                                      ==========       ======        =======

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE              VALUE             ROUNDED          $/UNIT            $/SF
--------              -----             -------          ------            ----
 7.25%              $7,350,108        $7,400,000         $71,154          $67.77
 7.50%              $7,098,104        $7,100,000         $68,269          $65.02
 7.75%              $6,862,359        $6,900,000         $66,346          $63.19
 8.00%              $6,641,348        $6,600,000         $63,462          $60.44
 8.25%              $6,433,731        $6,400,000         $61,538          $58.61
 8.50%              $6,238,327        $6,200,000         $59,615          $56.78
 8.75%              $6,054,089        $6,100,000         $58,654          $55.86

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                $6,900,000
Direct Capitalization Method                 $6,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                             Not Utilized
Sales Comparison Approach                  $6,700,000
Income Approach                            $6,800,000
Reconciled Value                           $6,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 21, 2003 the market value of the fee simple estate in the property is:

                                   $6,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

  [EXTERIOR - LEASING OFFICE PICTURE]         [EXTERIOR - PARKING PICTURE]

[EXTERIOR - DRIVEWAY ENTRANCE PICTURE]      [EXTERIOR - STREET SCENE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - SWIMMING POOL PICTURE]         [INTERIOR - APARTMENT UNIT PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]       [INTERIOR - APARTMENT UNIT PICTURE]

[INTERIOR - LEASING OFFICE PICTURE]        [INTERIOR - LEASING OFFICE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1                      COMPARABLE I-2                     COMPARABLE I-3
LAKE FENWICK ESTATES                   HIGHLAND GREEN                THE OVERLOOK AT LAKEMONT
 24849 45th Avenue S                10105 SE 236th Street             5305 Laakemont Blvd Se
     Kent, WA                            Kent, WA                          Bellevue, WA

     [PICTURE]                          [PICTURE]                           [PICTURE]

   COMPARABLE I-4
   CARLTON PLACE
3615 147th Place NE
   Bellevue, WA

     [PICTURE]                             N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
          DESCRIPTION                                  SUBJECT                                           R - 1
          -----------                                  -------                                        ----------
   Property Name                    Cedar Rim Apartments                             Marina Landing
   Management Company               AIMCO                                            HSC Real Estate, Inc.
LOCATION:
   Address                          7926 110th Avenue SE                             1300 N. 20th Street
   City, State                      New Castle, Washington                           Renton, WA
   County                           King                                             King
   Proximity to Subject                                                              5-miles south of subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)           109,200                                          148,029
   Year Built                       1980                                             1987
   Effective Age                    20                                               15
   Building Structure Type          Wood siding walls; asphalt shingle roof          Wood siding walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)   Open                                             Open, Covered
   Number of Units                  104                                              186
   Unit Mix:                           Type                 Unit  Qty.  Mo. Rent         Type                 Unit  Qty.    Mo.
                                    1 2Br/1Ba              1,050    5     $949         1BD/1BH                650    93    $755
                                    2 2Br/2Ba              1,050   99     $936       1 2BD/1BH                889    36    $915
                                                                                     2 2BD/2BH                975    57    $935

   Average Unit Size (SF)           1,050                                            796
   Unit Breakdown:                     Efficiency      0%   2-Bedroom      100%         Efficiency        0%  2-Bedroom      50%
                                       1-Bedroom       0%   3-Bedroom        0%         1-Bedroom        50%  3-Bedroom       0%
CONDITION:                          Average                                          Average
APPEAL:                             Average                                          Average
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling        Attach. Garage             Vaulted Ceiling
                                      X  Balcony             X    W/D Connect.        X  Balcony               X    W/D Connect.
                                         Fireplace                                    X  Fireplace
                                         Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                      X  Spa/Jacuzzi              Car Wash            X  Spa/Jacuzzi                Car Wash
                                         Basketball Court         BBQ Equipment          Basketball Court           BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court           Theater Room
                                         Sand Volley Ball         Meeting Hall           Sand Volley Ball           Meeting Hall
                                         Tennis Court             Secured Parking        Tennis Court               Secured Parking
                                         Racquet Ball             Laundry Room           Racquet Ball               Laundry Room
                                         Jogging Track            Business Office        Jogging Track         X    Business Office
                                         Gym Room                                     X  Gym Room

OCCUPANCY:                           74%                                             99%
LEASING DATA:
   Available Leasing Terms           6 to 12 Months                                  6 to 12 Months
   Concessions                      $150 to $190 off 1st months rent                 None
   Pet Deposit                                                                       N/A
   Utilities Paid by Tenant:          X  Electric            X  Natural Gas           X  Electric              X    Natural Gas
                                      X  Water                  Trash                 X  Water                      Trash
   Confirmation                     May 2003, Property Manager                       May 2003, Property Manager
   Telephone Number                 (425) 271-1356                                   (425)-255-0212
NOTES:                                                                               None
   COMPARISON TO SUBJECT:                                                            Slightly Superior

                                                     COMPARABLE                                        COMPARABLE
          DESCRIPTION                                   R - 2                                            R - 3
          -----------                                ----------                                        ----------
   Property Name                    Newport Crossing                                 Lexington Heights
   Management Company               Archstone                                        Metric Realty
LOCATION:
   Address                          7311 Coal Creek Parkway SE                       300 Vuemont Place NE
   City, State                      Newcastle, WA                                    Renton, WA
   County                           King                                             King
   Proximity to Subject             5 miles east of subject                          7 miles south of subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)           158,880                                          242,122
   Year Built                       1990                                             1999
   Effective Age                    10                                               3
   Building Structure Type          Wood siding walls; asphalt shingle roof          Wood siding walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)   Open, Covered                                    Garage, open, Covered
   Number of Units                  192                                              252
   Unit Mix:                            Type                Unit  Qty.    Mo.            Type                 Unit  Qty.     Mo.
                                      1BD/1BH               669    24   $  730         1BD/1BH                743    74    $  890
                                      1BD/1BH               693    72   $  750       1 2BD/1BH                926    42    $1,025
                                    1 2BD/1BH               884    12   $  875       2 2BD/2BH                990    73    $1,110
                                    1 2BD/1BH               928    24   $  950         3BD/2BH              1,206    63    $1,280
                                    2 2BD/2BH               908    12   $  890
                                    2 2BD/2BH               930    24   $  900
                                    2 2BD/2BH               971    10   $  945
                                      3BD/2BH             1,223    14   $1,280

   Average Unit Size (SF)           828                                              961
   Unit Breakdown:                     Efficiency       0%  2-Bedroom       43%         Efficiency       0%  2-Bedroom         46%
                                       1-Bedroom       50%  3-Bedroom        7%         1-Bedroom       29%  3-Bedroom         25%
CONDITION:                          Good                                             Very Good
APPEAL:                             Good                                             Very Good
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling     X  Attach. Garage        X    Vaulted Ceiling
                                      X  Balcony             X    W/D Connect.        X  Balcony               X    W/D Connect.
                                      X  Fireplace                                    X  Fireplace
                                      X  Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                      X  Spa/Jacuzzi              Car Wash            X  Spa/Jacuzzi                Car Wash
                                         Basketball Court         BBQ Equipment       X  Basketball Court           BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court           Theater Room
                                         Sand Volley Ball         Meeting Hall           Sand Volley Ball           Meeting Hall
                                         Tennis Court             Secured Parking        Tennis Court               Secured Parking
                                         Racquet Ball             Laundry Room           Racquet Ball               Laundry Room
                                         Jogging Track            Business Office        Jogging Track         X    Business Office
                                      X  Gym Room                                     X  Gym Room

OCCUPANCY:                          94%                                              96%
LEASING DATA:
   Available Leasing Terms          6 to 12 Months                                   6 to 12 Months
   Concessions                      None                                             $200 off 2/2 & 3/2 units
   Pet Deposit                      N/A                                              $200
   Utilities Paid by Tenant:          X  Electric            X    Natural Gas         X  Electric              X    Natural Gas
                                      X  Water                    Trash               X  Water                      Trash
   Confirmation                     May 2003, Property Manager                       May 2003. Property Manger
   Telephone Number                 (425)-228-7368                                   (425) - 228-8888
NOTES:                              None                                             None
   COMPARISON TO SUBJECT:           Slightly Superior                                Superior

                                                     COMPARABLE
          DESCRIPTION                                   R - 4
          -----------                                ----------
   Property Name                    Pinnacle Lake Washington
   Management Company               BRE Properties
LOCATION:
   Address                          1400 Lake Washington Blvd. North
   City, State                      Renton, WA
   County                           King
   Proximity to Subject             Within 5-mile radius
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)           190,908
   Year Built                       2002
   Effective Age                    1
   Building Structure Type          Wood siding walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)   Garage, Open, Covered
   Number of Units                  180
   Unit Mix:                            Type               Unit   Qty.    Mo.
                                      1BD/1BH               828    88   $  810
                                    2 2BD/2BH             1,166    16   $1,175
                                    2 2BD/2BH             1,215    48   $1,140
                                    2 2BD/2BH             1,233     8   $1,335
                                    2 2BD/2BH             1,305    12   $1,255
                                      3BD/2BH             1,943     8   $2,090

   Average Unit Size (SF)           1,061
   Unit Breakdown:                     Efficiency      0%  2-Bedroom        47%
                                       1-Bedroom      49%  3-Bedroom         4%
CONDITION:                          Slightly Superior
APPEAL:                             Good
AMENITIES:
   Unit Amenities                     X  Attach. Garage      X    Vaulted Ceiling
                                      X  Balcony             X    W/D Connect.
                                      X  Fireplace
                                      X  Cable TV Ready
   Project Amenities                  X  Swimming Pool
                                      X  Spa/Jacuzzi              Car Wash
                                      X  Basketball Court         BBQ Equipment
                                         Volleyball Court         Theater Room
                                         Sand Volley Ball         Meeting Hall
                                         Tennis Court             Secured Parking
                                         Racquet Ball             Laundry Room
                                         Jogging Track       X    Business Office
                                      X  Gym Room

OCCUPANCY:                          99%
LEASING DATA:
   Available Leasing Terms          6 to 12 Months
   Concessions                      None
   Pet Deposit                      N/A
   Utilities Paid by Tenant:          X  Electric            X    Natural Gas
                                      X  Water                    Trash
   Confirmation                     May 2003, Property Manager
   Telephone Number                 (425) 204-0400
NOTES:                              None
   COMPARISON TO SUBJECT:           Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

           COMPARABLE R-1                 COMPARABLE R-2               COMPARABLE R-3
           MARINA LANDING                NEWPORT CROSSING             LEXINGTON HEIGHTS
        1300 N. 20th Street         7311 Coal Creek Parkway SE       300 Vuemont Place NE
           Renton, WA                      Newcastle, WA                 Renton, WA

           [PICTURE]                        [PICTURE]                     [PICTURE]

          COMPARABLE R-4
    PINNACLE LAKE WASHINGTON
1400 Lake Washington Blvd. North
           Renton, WA

           [PICTURE]                           N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Susan M. Kim provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                              -s- Douglas Needham
                                              -------------------
                                              Douglas Needham, MAI
                                      Managing Principal, Real Estate Group
                                  Washington State Certified General Real Estate
                                               Appraiser #1101111

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                                           DOUGLAS A. NEEDHAM, MAI
                                MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                   Mr. Needham has appraised all types of major
                              commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

  Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and associate appraiser at R. L. McLaughlin
                              & Associates.

EDUCATION                     Texas A&M University
                              Bachelor of Business Administration - Finance

STATE CERTIFICATIONS          State of Arizona, Certified General Real Estate
                              Appraiser, #30943

                              State of California, Certified General Real Estate Appraiser, #AG025443

                              State of Colorado, Certified General Appraiser, #CG40017035

                              State of Oregon, Certified General Appraiser, #C000686

                              State of Washington, Certified General Real Estate Appraiser,
                              #1101111

PROFESSIONAL                  Appraisal Institute, MAI Designated Member

AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

VALUATION AND                 Appraisal Institute
                                Advanced Income Capitalization
SPECIAL COURSES                 Appraisal Principles
                                Appraisal Procedures
                                Basic Income Capitalization
                                Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
CEDAR RIM APARTMENTS, NEW CASTLE, WASHINGTON

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.